Exhibit 6.14

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (“Agreement”) is entered into by and between Terra Mint Group, Corp., a Wyoming corporation (“Company”), Sharif Khaleel as the personal representative of the estate of Ahmed Mohamed Khaleel (“Shareholder”).

RECITALS

WHEREAS, the Shareholder is the holder of 6,887,512.50 shares of the Company’s common stock (“Shareholder’s Shares”), which the Shareholder received as a founder of the Company; and

WHEREAS, the Shareholder desires to sell, and Company desires to repurchase, 3,750,000 shares of Shareholders Shares (“Transferred Shares”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties agree as follows:

AGREEMENT

SECTION 1. REPURCHASE OF SHARES.

1.1 Repurchase. At the Closing (as defined below), the Company hereby agrees to repurchase from the Shareholder, and the Shareholder hereby agrees to sell, assign and transfer to the Company, all of the Shareholder’s right, title and interest in and to the Transferred Shares at the per Share price of Forty U.S. Cents ($0.40 USD) for an aggregate repurchase price of One Million Five Hundred Thousand and 00/100 U.S. Dollars ($1,500,000.00 USD) (“Repurchase Amount”). The Repurchase Amount shall be paid by a promissory note, attached and incorporated into this Agreement as Exhibit 1 (the “Note”).

1.2 Closing. The closing of this transaction (“Closing”) shall take place at the offices of Company or at such other time and place as the parties hereto shall mutually agree, by the exchange of duly executed documents in PDF format.

1.3 Termination of Rights to Transferred Shares. Upon Effective Date of this Agreement, defined below, Shareholder shall no longer have any rights as a holder of the Transferred Shares, including any rights that the Shareholder may have had under the Company’s Articles of Incorporation, Bylaws, or otherwise.

1.4 Effective Date: The Effective Date of this Agreement shall be January 27, 2025.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.

In connection with the transactions provided for hereby, the Shareholder represents and warrants to the Company as follows:

2.1            Ownership of Shares. The Shareholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Transferred Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon paying for the Transferred Shares in accordance with this Agreement, the Company will acquire good and marketable title to the Transferred Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

2.2            Authorization. The Shareholder has all necessary power and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Transferred Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Shareholder.

2.3            No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by the Shareholder of, or constitute a default by the Shareholder under, any agreement, instrument, decree, judgment or order to which the Shareholder is a party or by which the Shareholder may be bound.

2.4            Experience and Evaluation. By reason of the Shareholder’s business or financial experience or the business or financial experience of the Shareholder’s professional advisers who are unaffiliated with Company and who are not compensated by the Company, the Shareholder has the capacity to protect the Shareholder’s own interests in connection with the sale of the Transferred Shares to the Company. The Shareholder is capable of evaluating the potential risks and benefits of the sale hereunder of the Transferred Shares.

2.5            Access to Information. The Shareholder has received all of the information that the Shareholder considers necessary or appropriate for deciding whether to sell the Transferred Shares under this Agreement and perform the other transactions contemplated in this Agreement. The Shareholder further represents that the Shareholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as the Shareholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Shareholder by or on behalf of the Company.

2.6            No Future Participation. The Shareholder acknowledges that the Shareholder will have no future participation in any Company gains, losses, profits or distributions with respect to the Transferred Shares. If the Transferred Shares increase in value by any means, or if the Company’s equity becomes freely tradable and increases in value, the Shareholder acknowledges that the Shareholder is voluntarily forfeiting any opportunity to share in any resulting increase in value from the Transferred Shares.

2.7            Tax Matters. The Shareholder has had an opportunity to review with the Shareholder’s tax advisers the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Shareholder is relying solely on such advisers and not on any statements or representations of the Company or any of their agents. The Shareholder understands that the Shareholder (and not the Company) shall be responsible for the Shareholder’s tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by this Agreement.

2.8            No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2, Shareholder has not made and does not make any other representation or warranty to the Company, whether express, implied, written or oral.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

3.1            Authorization. The Company has all necessary power and authority to execute, deliver and perform the Company’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby, to purchase the Transferred Shares being sold hereunder, and to issue the Note to Shareholder and incur and repay the indebtedness evidenced by the Note, and this Agreement and the Note constitute the valid and binding obligations of the Company.

3.2            No Conflict. The execution and delivery of this Agreement and the Note, and the consummation of the transactions contemplated hereby and thereby, will not result in a breach by the Company of, or constitute a default by the Company under, any agreement, instrument, decree, judgment or order to which the Company is a party or by which the Shareholder may be bound.

3.3            No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2, the Company has not made and does not make any other representation or warranty to Shareholder, whether express, implied, written or oral.

SECTION 4. SUCCESSORS AND ASSIGNS.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including transferees of any of Transferred Shares. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 5. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

SECTION 6. ENTIRE AGREEMENT.

This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as expressly referred to herein.

SECTION 7. AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Shareholder and the Company.

SECTION 8. FURTHER ACTION.

Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

SECTION 9. SURVIVAL.

The representations and warranties of the Shareholder and the Company herein shall survive the Closing.

SECTION 10. SEVERABILITY.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 11. NOTICES.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 11).

SECTION 12. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Stock Repurchase Agreement as of the day and year indicated below.

SHAREHOLDER:

ESTATE OF AHMED MOHAMED KHALEEL

By:	/s/ Sharif Khaleel	Date:	January 29, 2025
Sharif Khaleel, Personal Representative of the Estate of Ahmed Mohamed Khaleel

COMPANY:

TERRA MINT GROUP, CORP.

By:	/s/ Chris Gerardi	Date:	January 27, 2025
Chris Gerardi, President

EXHIBIT 1

PROMISSORY NOTE

U.S. $1,500,000.00	Norfolk, Nebraska
January 27, 2025

l.            FOR VALUE RECEIVED, the undersigned (“Borrower”) promises to pay to the Estate of Ahmed Mohamed Khaleel, or order (“Note Holder”) the principal sum of One Million Five Hundred Thousand and 00/100 U.S. Dollars ($1,500,000.00), with interest on the unpaid principal balance from January 1, 2025 until paid, at the rate of four and three-tenths percent (4.30%) per annum. Principal and interest shall be payable at such place as the Note Holder designates. If not sooner paid, the entire principal amount and accrued interest shall be due and payable on December 31, 2025.

2.            Payments received for application to this Note shall be applied first to the payment of late charges, if any; second, to the amount of accrued but unpaid interest on the principal amount; and third, the balance applied in reduction of the principal amount hereof.

3.            Time is of the essence of each and every provision of this Note. If any of the following happen, the Borrower will be in default under this Note (each an “Event of Default”):

3.1            Borrower fails to make any payment in full when due under this Note;

3.2            Borrower breaks any promise made to Note Holder or fails to perform promptly at the time and strictly in the manner provided in this Note or in any agreement related to this Note, including the Ownership Interest Transfer Agreement and related documents, or in any other agreement or loan Borrower has with Note Holder.

3.3            Any representation or statement made or furnished to Note Holder by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished.

3.4            Borrower dies or becomes insolvent; a receiver is appointed for any part of Borrower’s property; Borrower makes an assignment for the benefit of creditors; or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws.

4.            Acceleration.

4.1            If any Event of Default occurs, the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Note Holder (Acceleration) and the indebtedness shall bear interest at the rate of ten percent (10%) per annum from the date of default, provided that in the case of an Event of Default arising under Section 3.4, the entire outstanding principal amount plus all accrued interest and charges thereon shall become immediately due and payable without further action of the Note Holder or any party.

4.2            To exercise the option of Acceleration with respect to an Event of Default arising under Section 3.1, 3.2 or 3.3, the Note Holder shall give Borrower notice of Acceleration specifying the amount of the nonpayment or other event or circumstances giving rise to such Event of Default. If capable of cure, the Borrower shall have ten days (10) after the notice of Acceleration has been given to reinstate the terms of this Note, as they were immediately before such notice, by paying the amount of nonpayment specified in the notice of Acceleration or curing such other circumstances giving rise to the Event of Default. The privilege of reinstatement shall not, however, be available to the Borrower more than once during any twelve-month period. The Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit including, but not limited to, reasonable attorney’s fees.

5.            Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied in accordance with Section 2 hereof and shall not postpone the due date of any subsequent payments or change the amount of such payments.

6.            Borrower and all other makers, sureties, guarantors and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity. This Note shall be the joint and several obligation of Borrower and all other makers, sureties, guarantors and endorsers and their successors and assigns.

7.            Any notice to Borrower provided by this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower and guarantors or (2) mailing such notice by first class U.S. Mail, addressed to Borrower at the Borrower's address stated below, or to such other address as Borrower may designate by notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be given and be effective upon (1) delivery to Note Holder or (2) by mailing such notice by first class U.S. Mail, to the Note Holder at the address stated in the first paragraph of this Note or to such other address as Note Holder may designate by notice to Borrower.

8.            Waiver by Note Holder of any default by Borrower shall not constitute a waiver by Note Holder of a subsequent default. Failure by Note Holder to exercise any right, power or privilege which Note Holder may have by reason of default by Borrower shall not preclude the exercise of such right, power or privilege so long as such default remains uncured or if a subsequent default occurs. Borrower hereby waives presentment for payment, notice of dishonor, protest, notice of protest and notice of nonpayment of this Note and consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Note Holder with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof without substitution.

9.            If an Event of Default occurs, Borrower shall be liable for, and Note Holder shall be entitled to recover from Borrower, reasonable attorneys’ fees, legal expenses and costs, as well as all other costs and expenses, including court costs, incurred by reason of such default or incurred in the collection of any amounts due under this Note, whether such amounts are incurred with or without legal action or lawsuit, subject to any limits under applicable law.

10.            Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of Wyoming. Borrower and Note Holder hereby agree that the venue for any and all judicial actions commenced in connection with this Note shall be in the 4th Judicial District Court for the State of Wyoming, in and for the County of Sheridan.

BORROWER:

TERRA MINT GROUP, CORP.

By:	/s/ Chris Gerardi	Date:	January 27, 2025
President